Free Writing Prospectus

Filed on November 2, 2016 Pursuant to Rule 433

Registration Statement No. 333-194385

FINAL TERM SHEET

Dated November 2, 2016

DOVER CORPORATION

€600,000,000 1.250% Notes due 2026

Issuer:	Dover Corporation

Title of Securities:	1.250% Notes due 2026 (the “Notes”)

Legal Format:	SEC registered

Aggregate Principal Amount:	€600,000,000

Issue Price (Price to Public):	99.015% of principal amount

Maturity Date:	November 9, 2026

Coupon (Interest Rate):	1.250%

Benchmark Security:	DBR 0.000% due August 15, 2026

Spread to Benchmark Security:	121.2 basis points (1.212%)

Benchmark Security Price and Yield:	98.600; 0.144%

Mid-Swap Yield:	0.506%

Spread to Mid-Swap Yield:	85 basis points (0.850%)

Yield to Maturity:	1.356%

Interest Payment Dates:	November 9 of each year, beginning on November 9, 2017

Regular Record Dates:	October 25 of each year

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:	Dover Corporation may, at its option, redeem any or all of the Notes, on the basis of a make-whole call at any time prior to August 9, 2026 (the date that is three months prior to maturity) at a discount rate of the applicable Comparable Government Bond Rate (as defined in the preliminary prospectus supplement) plus 20 basis points, plus accrued and unpaid interest to, but excluding, the redemption date. Dover Corporation may, at its option, redeem any or all of the Notes, at any time on or after August 9, 2026 (the date that is three months prior to maturity) at 100%, plus accrued and unpaid interest to, but excluding, the redemption date

Dover Corporation may also, at its option, redeem the Notes in whole, but not in part, for tax reasons, as described in the preliminary prospectus supplement, dated November 2, 2016

No mandatory redemption provisions

Change of Control Offer:	As described in the preliminary prospectus supplement, dated November 2, 2016

Trade Date:	November 2, 2016

Settlement Date:	T+5 (London business days); November 9, 2016

Listing:	Dover Corporation intends to apply to list the Notes on The New York Stock Exchange

Joint Book-Running Managers:	J.P. Morgan Securities plc
Merrill Lynch International
Wells Fargo Securities International Ltd.
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch

Co-Managers:	Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Mizuho International plc
Scotiabank Europe plc
U.S. Bancorp Investments, Inc.

CUSIP:	260003 AN8

ISIN:	XS1405765733

Common Code:	140576573

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Ratings*:	A3 (Stable Outlook) (Moody’s); A- (Negative Outlook) (S&P); A- (Negative Outlook) (Fitch)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Notes to which this final term sheet relates have been registered by Dover Corporation by means of a registration statement on Form S-3 (SEC File No. 333-194385).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc at +44 (0)20 7134 2468, Merrill Lynch International at +44 (0)20 7995 3966 and Wells Fargo Securities International Ltd. at +44 (0)20 7149 8481.